Company Update March 10, 2021 A Leading Owner-Operator of Senior Living Communities and Services Exhibit 99.1

Forward-Looking Statements Forward Looking Statements: The forward-looking statements in this presentation are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 on the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt and lease obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt and lease agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, Ventas, and Welltower; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission. For information about Capital Senior Living, visit www.capitalsenior.com. The Company assumes no obligation to update or supplement forward-looking statements in this presentation that become untrue because of new information, subsequent events or otherwise.

Agenda I. Key Recent Accomplishments II. Portfolio Positioning III. Performance in the COVID Environment IV. Growth Levers in the Post-Pandemic Environment

Transformative Strategic Actions Undertaken Since 2019

Capital Senior Living

Capital Senior has executed several key steps to right-size the portfolio, improve operational and financial performance, and reposition the business for long-term success

✓ **New Senior Leadership Team**
CEO, COO, Chief Revenue Officer, and others

✓ **Revamped Operating Strategy**
To improve operating performance and focus on highest performing owned assets in core markets

✓ **Exited All Triple Net Leases**
Resulting in $46.8MM of estimated annual cash flow savings

✓ **Stabilized Balance Sheet / Reduced Liabilities**
Transitioned ownership of 18 over-levered communities to lender, resulting in $11.3MM of estimated annual cash flow savings

✓ **Sold Non-Core Assets**
Sold underperforming assets and exited non-core markets

✓ **Reduced Overhead and Streamlined Operations**
Expecting ~19% G&A savings between ‘20 – ‘21

Early actions resulted in outperformance relative to peers, in spite of challenges during COVID-19 pandemic

DISCOVER *the difference*

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68 Communities 60 Owned 8 Managed  6,000+ Residents Served 3,200+  Employees 80.5% 2020 Occupancy 60 owned communities 30+ Year History ProForma 68 Communities Texas Ohio Wisconsin Indiana Other Attractive Markets and Resident Demographic1,2 Balanced Unit Mix Supports Target Market Profile 1 Attractive Private Pay Focus 1 15+ Communities 5 - 14 Communities < 5 Communities 6,881Units 18 States  Owned Managed 1Data for 60 Owned Communities 2Year to November 2020 Revenue Transitioning to a More Focused Owned Platform

Outperforming Peers Through Challenging Environment Average occupancy for 60 owned pro-forma communities Based on simple average of WELL, PEAK, VTR, BKD, and SNR based on public disclosure  February ‘21 occupancy is preliminary and subject to change COVID-19 Pandemic has had a material impact on senior housing operations throughout the industry Capital Senior Living has outperformed peers in this challenging environment Although occupancy declines persist, rate of decline has decelerated, and recent monthly trends demonstrate sequential improvement Capital Senior Living Monthly Average Occupancy (1) (2) 2020  vs 2019 Full Year Occupancy Change (658) bps (430) bps SHOP Peers Capital Senior Living

Encouraging Trend of Declining COVID-19 Cases; Communities Normalizing 100% of Capital Senior Living communities are currently accepting new residents Active cases remain low due to implementation of consistent and robust safety protocols  All communities remain in high alert with COVID-19 precautions and CDC guidelines in place Source: CDC COVID Data Tracker; US and State Trends CSU data reflects 60 owned post-transition communities

Strong Leading Indicators Support 2021 Recovery Assumptions Statistic YTD Feb ‘20 2Q ‘20 3Q ‘20 4Q ‘20 YTD ‘21 vs. YTD ‘20 YTD ‘21 vs. Q2-Q4 ‘20 Leads 91.9% 68.0% 67.3% 73.3% 85.7% 123.2% Tours 99.4% 59.4% 54.7% 83.8% 95.7% 142.1% Move-Ins 108.8% 78.3% 89.4% 86.0% 94.1% 109.2% Move-Outs 94.6% 92.0% 111.1% 108.6% 112.0% 107.2% 2021 year-to-date leads and tours are at the highest levels since pre-pandemic  Leading indicator improvement accelerating in 2021 when compared to Q2 thru Q4 2020 85% of tours are being conducted on-site and in person versus virtual Reduced time from lead to move-in suggests realization of pent-up demand Pre- COVID Indexed to same periods prior year  Data reflects 60 owned post transition communities As of February 28, 2021 Reflects YTD 2021 vs. YTD 2020 divided by Q2-Q4 2020 vs. Same-Period 2019 (1) (2) (1)

Strong Growth Levers in the Post Pandemic Environment

Capital SENIOR LIVING

Vaccine Distribution

- 93% of communities have completed 2nd clinics and 49% have completed 3rd
- Expect all to be completed by end of April or sooner

Pent-up Demand

- Delayed and needs based demand for 62% of owned portfolio units (assisted living and memory care)
- Leading indicators suggest recovery has begun

Provider Dislocation

- Opportunities to extend operational expertise and leverage G&A to provide mgmt. services to struggling owners

Light Flu Season

- Very little flu currently around globe

Labor Inflation Abating

- Premium labor costs trending downward
- With millions of Americans out of work, as well as the hospitality industry being hit hard, we expect the labor market will loosen and senior living is a natural fit for hospitality workers from restaurants and hotels

Reduction in New Supply

- Fewer new starts and supply is being absorbed

Stronger Foundation

- Transformative actions have improved Company's financial foundation
- CARES Provider Relief Funding – phases 2 & 3 received ~$16.8M
- State and local funding received ~$3M

DISCOVER *the difference*

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